UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No.: 6



                                 Meta Group Inc.
--------------------------------------------------------------------------------
                                 Name of Issuer:


                                  Common Stock
--------------------------------------------------------------------------------
                          Title of Class of Securities:


                                    591002100
--------------------------------------------------------------------------------
                                  CUSIP Number:


                                 January 4, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 591002100

1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person

     Peter A. Wright

2.   Check the Appropriate Box if a Member of a Group

                                                                 (a) [ ]
                                                                 (b) [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power:

     25,000

6.   Shared Voting Power:

     300,000

7.   Sole Dispositive Power:

     25,000

8.   Shared Dispositive Power:

     300,000

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     325,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                     [_]

11.  Percent of Class Represented by Amount in Row (9)

     2.3%

12.  Type of Reporting Person

     IN

CUSIP Number: 591002100

1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person

     P.A.W. Capital Corp.

2.   Check the Appropriate Box if a Member of a Group

                                                                 (a) [ ]
                                                                 (b) [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power:


6.   Shared Voting Power:

     300,000

7.   Sole Dispositive Power:


8.   Shared Dispositive Power:

     300,000

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     300,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                     [_]

11.  Percent of Class Represented by Amount in Row (9)

     2.2%

12.  Type of Reporting Person

     CO

Item 1(a)   Name of Issuer:

            Meta Group Inc.
            --------------------------------------------------------------------

      (b)   Address of Issuer's Principal Executive Offices:

            208 Harbor Dr.
            Stamford, Ct. 06912
            --------------------------------------------------------------------

Item 2(a) - (c).  Name, Principal Business Address, and Citizenship of Persons
                  Filing:

            Peter A. Wright
            P.A.W. Capital Corp.
            4 Greenwich Office Park, 3rd Floor
            Greenwich, CT 06831

            Peter A. Wright - United States citizen

            P.A.W. Capital Corp. - Delaware Corporation
            --------------------------------------------------------------------

    (d)     Title of Class of Securities:  Common Stock

    (e)     CUSIP Number:

            591002100
            --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

     (a)  [_] Broker or dealer registered under Section 15 of the Act,

     (b)  [_] Bank as defined in Section 3(a)(6) of the Act,

     (c)  [_] Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act,

     (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

     (g)  [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G),

     (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) [_] Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

     (j)  [_] Group, in accordance with Rule 13d- 1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.     Ownership.

          (a)  Amount Beneficially Owned:

               325,000 shares owned by Peter A. Wright;
               300,000 shares owned by P.A.W. Capital Corp.
               -----------------------------------------------------------------

          (b)  Percent of Class:

               2.3% owned by Peter A. Wright;
               2.2% owned by P.A.W. Capital Corp.
               -----------------------------------------------------------------

          (c) P.A.W. Capital Corp.: 300,000 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 300,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

               Peter A. Wright: 300,000 shares with shared power to vote or to direct the vote; 25,000 shares with sole power to vote or to direct the vote; 300,000 shares with shared power to dispose or to direct the disposition of; 25,000 shares with the sole power to dispose or to direct the disposition of

Item 5.     Ownership of Five Percent or Less of a Class.

            [x]
            --------------------------------------------------------------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of the Group.

            N/A
            --------------------------------------------------------------------

Item 10. Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Peter A. Wright
-------------------------
    Peter A. Wright*


P.A.W. CAPITAL CORP.*

By: /s/ Peter A. Wright
    -------------------------
        Peter A. Wright
        President

February 11, 2005
------------------
    Date



* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                    AGREEMENT


      The undersigned agree that this Schedule 13G dated February 11, 2005 relating to the Common Stock of Meta Group Inc. shall be filed on behalf of the undersigned.


                                /s/ Peter A. Wright
                                -----------------------------
                                    Peter A. Wright

                                P.A.W. CAPITAL CORP.

                                By: /s/ Peter A. Wright
                                    -------------------
                                        Peter A. Wright
                                        President







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